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                                                                  EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT (the "Agreement"), entered into on December 14, 1998, but effective as of November 16, 1998, by and between TRANSCOASTAL MARINE SERVICES, INC. (the "Company"), and NATHAN M. AVERY (the "Executive"),

                                  WITNESSETH:

         WHEREAS, the Company desires to secure the experience, abilities and service of the Executive by employing the Executive upon the terms and conditions specified herein; and

         WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions specified herein;

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, all upon the terms and conditions set forth herein.

         SECTION 2. Term. Subject to the terms and conditions of this Agreement, the Executive shall be employed by the Company commencing on November 16, 1998 (the "Effective Date") and terminating on November 15, 2001 (the "Term") unless sooner terminated pursuant to Section 5 of this Agreement.

         SECTION 3. Duties and Responsibilities.

         A. Capacity. The Executive shall serve in the capacity of Chairman of the Board of Directors and Chief Executive Officer of the Company. The Executive shall perform the duties ordinarily expected of a Chairman and Chief Executive Officer and shall also perform such other duties consistent therewith as the Board of Directors of the Company (the "Board") shall, from time to time, reasonably determine.

         B. Full-Time Duties. The Executive shall devote his full business time, attention and energies to the business of the Company. Notwithstanding anything herein to the contrary, the Executive shall be allowed to (a) manage the Executive's personal investments and affairs, and (b) (i) serve on boards or committees of civic or charitable organizations or trade associations, (ii) serve on the board of directors of any corporation or as an advisory director of any corporation and (iii) continue to act as Chairman of the Board and Chief Executive Officer of Galveston-Houston


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Company and its subsidiaries; provided that such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 3.A.

         SECTION 4. Compensation.

         A. Base Salary. During the first 12 months of the Term, the Executive shall be paid equity compensation pursuant to Section 4.C.2. in lieu of salary. During the final 24 months of the Term, the Executive shall receive a salary (the "Base Salary") of at least $300,000 per annum, provided that the Executive may elect, prior to each of the final two 12-month periods of the Term, to receive additional equity compensation in lieu of the Base Salary as provided in Section 4.C.3. The Base Salary shall be payable by the Company in accordance with the general payroll practices of the Company in effect from time to time. During the term of this Agreement, the Base Salary shall be reviewed prior to the beginning of each fiscal year of the Company for increase in the discretion of the Board.

         B. Annual Incentive Bonus. The Executive shall be eligible for an annual bonus payable in the January following the completion of each fiscal year, commencing in January 2000. The annual bonus payable in January 2000 shall be $200,000. In subsequent years, the Executive shall be eligible for a bonus at a target level of 80% of Base Salary (including amounts converted to equity compensation pursuant to Section 4.C.3.). The Executive's bonus will be determined by the Board in a manner consistent with the Company's established cash performance bonus program based on Company and individual performance and shall be prorated appropriately for partial fiscal years' service.

         C. Equity Compensation.

                  1. Initial Option Award. As of the execution of this Agreement, the Executive shall be granted an option (the "Initial Option") to purchase 500,000 shares of the common stock of the Company, par value $.001 per share ("Common Stock"), at an exercise price per share equal to the fair market value per share of Common Stock on the date of grant. The Initial Option shall be immediately exercisable with respect to 1/3 of the shares of Common Stock subject thereto, and, unless accelerated pursuant to another provision of this Agreement, the remainder will become exercisable in cumulative 1/3 increments on the first and second anniversaries of the Effective Date, such that the Initial Option will become 100% exercisable on the second anniversary of the Effective Date. The Initial Option shall have a 10 year term. The Initial Option shall be granted pursuant to the 1997 Stock Option Plan, or other plan having substantially similar terms and benefits, including having a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Option Plan"). The Initial Option is



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         intended to be an "incentive stock option" within Section 422 of the
         Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent possible. The Initial Option will be evidenced by an option agreement between the Company and the Executive.

                  2. 1998 Award in Lieu of Salary. As of the execution of this Agreement, in lieu of salary for the first 12 months of the Term, the Executive will be granted an option (the "1998 Option") to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Unless accelerated pursuant to another provision of this Agreement, the 1998 Option will become exercisable in cumulative monthly increments of 1/12 on the 16th day of each calendar month beginning with the month after the Effective Date, such that the 1998 Option will be 100% exercisable on the first anniversary of the Effective Date. The 1998 Option shall have a term of 10 years. The 1998 Option shall be granted pursuant to the Option Plan. The terms of the 1998 Option will be evidenced by an option agreement between the Company and the Executive.

                  3. Substitute Option Awards in Lieu of Salary. As provided in
         Section 4.A., the Executive may elect to receive his Base Salary for the last 24 months of the Term in the form of options (the "Substitute Options") to purchase shares of Common Stock. The election to receive the Base Salary in the form of Substitute Options may be made separately with respect to each of the last two 12-month periods of the Term, and must be made prior to the first day of each 12-month period (i.e., not later than November 15, 1999, and November 15, 2000, respectively). The Substitute Option will be granted as of the first day of the respective 12-month period. The exercise price of the Substitute Option shall be the fair market value of a share of Common Stock on the first day of the respective 12-month period. The number of shares subject to the Substitute Option shall be a number such that the aggregate exercise price of the option equals 5 times the Executive's Base Salary in effect as of the first day of the 12-month period. Unless accelerated pursuant to another provision of this Agreement, the Substitute Option will become exercisable in cumulative monthly increments of 1/12 on the 16th day of each calendar month beginning with the month after the date of grant, such that the Substitute Option will be 100% exercisable on the first anniversary of the date of grant, The Substitute Option shall have a term of 10 years. The Substitute Option shall be granted pursuant to the Option Plan. The terms of the




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         Substitute Option will be evidenced by an option agreement between the
         Company and the Executive.

                  4. Other Awards During Term. During the term of this Agreement, the Executive shall be eligible for grants of stock options, restricted stock, stock appreciation rights and other incentive awards under and in accordance with the Company's Option Plan or any comparable or successor plans that may be adopted by the Company at the sole discretion of the Board of Directors.

         D. Executive Deferred Compensation. The Executive will be eligible to participate in all aspects of the Company's deferred compensation plan or program on terms at least as favorable as other top executives of the Company.

         E. Retirement Plans. The Executive will be eligible to participate in the Company's qualified or nonqualified retirement plan, or any similar plan, subject to satisfying the eligibility requirements of such plans.

         F. Health, Life and Disability Coverage. The Executive will have the right to be covered under the Company's group health, group life insurance, accidental death and dismemberment, travel accident, long-term disability and short-term disability plans under terms generally applicable to other similarly situated employees of the Company.

         G. Time Off With Pay. The Executive shall be immediately credited with 20 days of accrued paid time off as of the Effective Date. In addition, the Executive will accrue at least 4 weeks vacation per year of service.

         H. Other Benefits.

                  1. The Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him in performing services under this Agreement upon the submission by the Executive of such accounts and records as may be required under Company policy.

                  2. The Executive shall be entitled to reimbursement for attorneys' fees and expenses incurred in the course of negotiating the terms of this Agreement.

                  3. In addition to any other benefits in this Section 4, the Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior executives or to its



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employees generally, as such plans or programs may be in effect from time to time, whether funded or unfunded.

         SECTION 5. Termination of Employment.

         Notwithstanding the provisions of Section 2, the Executive's employment hereunder may terminate under any of the following conditions:

         A. Death. The Executive's employment under this Agreement shall terminate automatically upon his death.

         B. Disability. The Executive's employment under this Agreement may be terminated due to his Disability. "Disability" shall mean the Executive's complete inability to substantially perform his duties for any period of at least 120 consecutive days due to physical or mental incapacity. The date of termination due to Disability shall be the date the Executive elects to terminate service due to Disability or, if earlier, the date the Board determines that the Executive has met the definition of Disability.

         C. Termination by Company Without Cause. The Company may terminate the Executive's employment hereunder without Cause (as hereinafter defined) on 30 days' prior written notice to the Executive.

         D. Termination by Company for Cause. The Executive's employment hereunder may be terminated for Cause by the Company. For purposes of this Agreement, "Cause" means:

                  1 . the Executive is convicted of a misdemeanor involving moral turpitude or a felony, and the conviction is final and nonappealable; or

                  2. the Executive's serious, willful gross misconduct or willful gross neglect of duties.

         Any termination of the Executive's employment by the Company for Cause under Section 5.D.2. shall be authorized by a vote of at least a majority of the non-employee members of the Board. The Executive shall be given notice by the Board specifying in detail the particular act or failure to act on which the Board is relying in proposing to terminate him for Cause under 5.D.2. and offering the Executive an opportunity, on a date at least 5 days after receipt of such notice, to have a hearing, with counsel, before a majority of the non-employee members of the Board, including each of the members of the Board who authorized the termination for Cause.



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         E. Termination by Executive for Good Reason. The Executive may
terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" for termination shall exist if, without the consent of the Executive, any of the following events occur:

                  1 . a reduction in the Executive's Base Salary, or the elimination or reduction of a benefit under any employee benefit plan or program of the Company or any subsidiary in which he participates; provided, however, that Good Reason for termination shall not exist in the case of a benefit reduction or elimination generally applicable to all executives of the Company, unless the benefit reduction or elimination affects the Executive's compensation under Section 4.A., 4.B., 4.C.l., 4.C.2. or 4.C.3.;

                  2. the loss of any of the Executive's titles or positions as described in Section 3;

                  3. a significant diminution in the Executive's duties and responsibilities or the assignment to the Executive of duties and responsibilities inconsistent with his positions;

                  4. the relocation of the Company's principal office, or the Executive's own office location as assigned to him by the Company, to a location more than 50 miles from the present location of the Company's principal office;

                  5. a Change of Control of the Company;

                  6. the failure of the Company to obtain the unconditional assumption in writing or by operation of law of the Company's obligations to the Executive under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, disposition of all or substantially all of the assets of the Company or similar transaction; or

                  7. a breach by the Company of this Agreement, which breach continues for more than 30 days following written notice given by the Executive to the Company.

         F. Termination by Executive Without Good Reason. The Executive may terminate his employment hereunder at any time on 30 days' written notice to the Company.



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         SECTION 6. Change of Control.

         A. Upon the Executive's termination of employment for any reason following a Change of Control, as defined below, any restrictions on any stock option, restricted stock, stock appreciation right, unit or other equity-based incentive provided under the Option Plan or any other plan of the Company (a "Stock Plan") shall lapse immediately, all options shall become fully and immediately exercisable, and, notwithstanding any provision of Section 7, the Executive shall have the full, original term specified for each award in which to exercise all rights under such Stock Plans.

         B. A Change of Control means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election, together with their nominees, shall cease to constitute a majority of the Board.

         C. Upon a Change of Control (i) during the Term and prior to termination of employment or (ii) within 6 months of Executive's termination of employment if such termination is prior to the end of the Term and by the Company without Cause or by the Executive for Good Reason, in addition to compensation due and owing, or awards accelerated, under any other section of this Agreement,

                  1. the Executive shall be paid, on the date of the closing of the transaction which constitutes a Change of Control, a lump sum cash payment in an amount equal to 1% of the total consideration received by the stockholders of the Company as a result of the transaction which constitutes the Change of Control; and

                  2. the Executive may elect, prior to the closing of the transaction which constitutes a Change of Control, to receive, promptly after the closing of such transaction, a lump sum cash payment in exchange for cancellation of all outstanding options as of the date of the Change of Control in an amount for each share of Common Stock subject to the Executive's options outstanding as of the Change of Control equal to two times the difference between (i) the highest price per share of Common Stock paid by any person




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         involved in the Change of Control and (ii) the exercise price associated with each such option.

         SECTION 7. Payments Upon Termination.

         A. Upon termination of the Executive's employment for any reason prior to the expiration of the Term, the Company shall be obligated to pay, and the Executive shall be entitled to receive:

                  1 . all accrued and unpaid Base Salary under Section 4.A. to the date of termination;

                  2. any unpaid bonus under Section 4.B. for the fiscal year ending prior to the date of termination;

                  3. all accrued but unused or unpaid time off with pay under
         Section 4.G.;

                  4. all incurred but unreimbursed expenses for which the Executive is entitled to reimbursement under Section 4.H.; and

                  5. any benefits to which he is entitled under the terms of any applicable employee pension or benefit plan or program, or applicable law.

         Unless otherwise provided below, all options granted to the Executive shall remain exercisable, to the extent exercisable as of the date of termination, for a period of 6 months following the date of termination.

         B. Upon termination of the Executive's employment upon the death of Executive pursuant to Section 5.A., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

                  1 . all of the amounts and benefits described in Section
         7.A.;

                  2. a bonus award for the fiscal year in which his termination due to death occurs, in an amount equal to the greater of (a) the highest annual bonus under Section 4.B. awarded to the Executive in a prior year or (b) the target bonus for the fiscal year in which termination occurs, prorated for the number of days of the year that elapsed prior to his termination of employment;



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                  3. the medical benefits payable under Section 4.F., which
         shall be provided to the Executive's spouse for life; and

                  4. any death benefit payable under a plan or policy provided by the Company.

         Upon a termination due to death, any restrictions on any stock option, restricted stock, stock appreciation right, unit or other equity-based incentive provided under a Stock Plan shall lapse immediately, all options shall become fully and immediately exercisable, and the estate of the Executive shall have a period of one year from the date of termination in which to exercise all rights under such Stock Plans.

         C. Upon termination of the Executive's employment upon the Disability of the Executive pursuant to Section 5.B., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

                  1. all of the amounts and benefits described in 7.A.;

                  2. the Base Salary, at the rate in effect immediately prior to the date of his termination of employment due to Disability for a period of one year following such termination, but reduced to reflect the amount of any option granted in lieu of salary pursuant to Section 4.C.2. or 4.C.3. for such period and offset by any payments the Executive receives under the Company's long-term disability plan and any supplements thereto, whether funded or unfunded, which is adopted by the Company for the Executive's benefit;

                  3. a bonus award for the fiscal year in which his termination due to Disability occurs, in an amount equal to the greater of (a) the highest annual bonus under Section 4.B. awarded to the Executive in a prior year or (b) the target bonus for the fiscal year in which termination occurs, prorated for the number of days of the year that elapsed prior to his termination of employment;

                  4. the medical benefits payable under Section 4.F., which shall be provided to the Executive and his spouse for life;

                  5. long-term disability payments, payable at least monthly, beginning one year after the Executive's termination of employment due to Disability and continuing until the earliest to occur of the termination of his Disability, his death or his attainment of age 65, in an amount equal to 60% of his Base Salary, at the rate in effect immediately prior to the date of his termination of




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         employment due to Disability, reduced by any long-term disability payments he receives from any disability plan or programs sponsored by the Company (but not by any retirement benefits that commence due to his termination of employment); and

                  6. commencing with the first month following the month in which the Executive is terminated, payments to which the Executive is entitled under any plans or programs of the Company providing long-term disability or retirement benefits.

         Upon a termination due to Disability, any restrictions on any stock option, restricted stock, stock appreciation right, unit or other equity-based incentive provided under a Stock Plan shall lapse immediately, all options shall become fully and immediately exercisable, and the Executive shall have a period of one year from the date of termination in which to exercise all rights under such Stock Plans.

         In the event a Change of Control occurs after the Executive's termination of employment due to Disability, the Executive shall be entitled to a lump-sum payment of the aggregate amounts specified under clauses 1., 2., 3.,
5. and 6. of this Section 7.C. that have not been paid to the Executive, payable within 5 days after the Change of Control, and all other benefits payable pursuant to this Section 7.C. shall continue to be paid in accordance with the terms hereof.

         Payments under Section 7.C., with the exception of amounts due pursuant to Section 7.C.l., are conditioned on the execution by the Executive of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company's satisfaction of all terms and conditions of this Agreement.

         D. Upon termination of the Executive's employment: (i) by the Company without Cause pursuant to Section 5.C.; or (ii) by the Executive for Good Reason pursuant to Section 5.E., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

                  1. all of the amounts and benefits described in Section
         7.A.;

                  2. a lump sum payment, within 10 days of termination, equal to the unpaid Base Salary for the remaining Term as if there had been no termination, reduced to reflect the amount of any option granted in lieu of salary pursuant to Section 4.C.2. or 4.C.3. for such period;

                  3. a lump sum payment, within 10 days of termination, equal to the annual bonuses for the remainder of the Term (including a pro rated bonus for any partial year), calculated as the greater of (a)



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         the highest annual bonus awarded under Section 4.B. to the Executive during any prior year and (b) the target bonus for the fiscal year in which termination of Employment occurs;

                  4. continued participation in all employee benefit programs of the Company for the remainder of the Term as if no termination of employment had occurred; and

                  5. the medical benefits described in Section 4.F., which shall be provided to the Executive and his spouse for life.

         In addition to the benefits mentioned above, upon a termination by the Company without Cause or by the Executive with Good Reason, any restrictions on any stock option, restricted stock, stock appreciation right, unit or other equity-based incentive provided under a Stock Plan shall lapse immediately, all options shall become immediately and fully exercisable and the Executive shall have the full, original term specified for each award in which to exercise all rights under such Stock Plans. The Executive shall also be entitled to full vesting of his interest under the Company's retirement plans. Any benefit due to the Executive as a result of the previous sentence which may not be paid under the Company's qualified retirement plans is to be paid by the Company.

         Payments under Section 7.D., with the exception of amounts due pursuant to Section 7.D.1., are conditioned on the execution by the Executive of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company's satisfaction of all terms and conditions of this Agreement.

         E. Certain Additional Payments by the Company.

                  1 . Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7.E.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax



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         imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  2. All determinations required to be made under this Section 7.E., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The determination of tax liability made by the Accounting Firm shall be subject to review by the Executive's tax advisor, and, if the Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and the Executive's tax advisor shall jointly designate a nationally recognized public accounting firm which shall make the determination. All fees and expenses of the accountants and tax advisors retained by both the Executive and the Company shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.E., shall be paid by the Company to the Executive within five days after the receipt of the determination. Any determination by such jointly designated public accounting firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made ("Underpayment"), or that excessive Gross-Up Payments will be made that should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that there is determined to be an Overpayment, any such Overpayment shall be promptly paid by the Executive to the Company.

         F. In the event of any termination of employment under this Section 7, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment or self-employment that he may obtain.



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         SECTION 8. Indemnification. The Company agrees to indemnify the
Executive to the fullest extent permitted by applicable law consistent with the Company's Certificate of Incorporation and By-Laws in effect as of the date hereof with respect to any acts or non-acts he may have committed during the period during which he was an officer, director and/or employee of the Company or any subsidiary thereof, or of any other entity of which he served as an officer, director or employee at the request of the Company.

         SECTION 9. Amendment: Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

         SECTION 10. Entire Agreement. Except as contemplated herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements or understandings between the Company and the Executive.

         SECTION 11. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to any address subsequently provided to the other party:

         To the Company:

         TransCoastal Marine Services, Inc.
         Attention: Chief Legal Officer
         2925 Briarpark Drive, Suite 930
         Houston, TX 77042

         To the Executive:

         Nathan M. Avery
         4900 Woodway, 12th Floor
         Houston, TX 77056

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or overnight courier, upon receipt,
(ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

         SECTION 12. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability



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of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

         SECTION 13. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

         SECTION 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

         SECTION 15. Costs. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' fees and reasonable related expenses incurred by Executive in connection with any of the foregoing except to the extent that a final judgment no longer subject to appeal finds that a claim or defense asserted by Executive was frivolous. In such a case, the portion of such fees and expenses incurred by Executive as a result of such frivolous claim or defense shall become Executive's sole responsibility and any funds advanced by the Company shall be repaid.

         SECTION 16. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth above.


                                        TRANSCOSTAL MARINE SERVICES, INC.

                                        By: /s/ [ILLEGIBLE]
                                           -------------------------------------

                                        EXECUTIVE

                                        /s/ NATHAN M. AVERY
                                        ----------------------------------------
                                        Nathan M. Avery



                                     -15-